Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Lora Daves, CFO
July 24, 2023	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY RESULTS FOR FOURTH QUARTER OF FISCAL 2023;

DECLARES QUARTERLY DIVIDEND OF $0.21 PER COMMON SHARE;

CONFERENCE CALL SCHEDULED FOR TUESDAY, JULY 25, AT 9:30 AM CENTRAL TIME

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary net income for the fourth quarter of fiscal 2023 of $15.6 million, an increase of $2.5 million or 18.9%, as compared to the same period of the prior fiscal year. The increase was due to increases in net interest income and noninterest income, partially offset by an increase in noninterest expense. Preliminary net income was $1.37 per fully diluted common share for the fourth quarter of fiscal 2023, a decrease of $.04 as compared to the $1.41 per fully diluted common share reported for the same period of the prior fiscal year. The after-tax impact of non-recurring merger-related charges are estimated to have reduced the current quarter’s diluted earnings per share by $0.06. For the full fiscal year 2023, preliminary net income of $39.2 million was a decrease of $7.9 million as compared to fiscal 2022, while diluted earnings per share for fiscal 2023 were $3.85, a decrease of $1.36 as compared to the $5.21 per fully diluted common share for fiscal 2022. The after-tax impact of the provision for credit losses (“PCL”) attributable to achieve the required “Day 1” allowance for credit losses (“ACL”) on the acquired loans and off-balance sheet credit exposures, and noninterest expense attributable to merger and acquisition charges were estimated to have reduced diluted EPS by $0.95.

Highlights for the fourth quarter of fiscal 2023:

●	Earnings per common share (diluted) were $1.37, down $.04, or 2.8%, as compared to the same quarter a year ago, and up $1.15, or 522.7% from the third quarter of fiscal 2023, the linked quarter.

●	Annualized return on average assets (“ROA”) was 1.44%, while annualized return on average common equity (“ROE”) was 14.1%, as compared to 1.62% and 16.2%, respectively, in the same quarter a year ago, and 0.23% and 2.3%, respectively, in the third quarter of fiscal 2023, the linked quarter.

●	Net interest margin for the quarter was 3.60%, down from the 3.66% reported for the year ago period, and up from 3.48% reported for the third quarter of fiscal 2023, the linked quarter. Net interest income increased $8.5 million, or 30.5%, as compared to the same quarter a year ago, and increased $2.5 million, or 7.3%, as compared to the third quarter of fiscal 2023, the linked quarter.

●	Noninterest income was up 37.7% for the quarter, as compared to the year ago period, and up 42.4% as compared to the third quarter of fiscal 2023, the linked quarter, as several seasonal factors improved revenues.

●	Noninterest expense was up 43.5% for the quarter, as compared to the year ago period, and down 7.8% from the third quarter of fiscal 2023, the linked quarter. In the current quarter, charges attributable to the merger activity totaled $829,000, as compared to $3.3 million in the third quarter of fiscal 2023, the linked quarter, and as compared to $117,000 in the same quarter a year ago.

●	The PCL was $795,000 in the quarter, as compared to $240,000 in the same period of the prior fiscal year and $10.1 million in the third quarter of fiscal 2023, the linked quarter. The PCL effects of the Citizens merger added $7.0 million to the provision recorded in the third quarter of fiscal 2023.

●	Nonperforming assets were $11.3 million, 0.26% of total assets, at June 30, 2023, as compared to $12.7 million, or .30% of total assets reported for the third quarter of fiscal 2023, the linked quarter, and as compared to $6.3 million, or 0.20% of total assets, at June 30, 2022. The increase in nonperforming assets, as compared to the year-ago period, was attributable primarily to the Citizens merger, discussed in further detail below.

●	Gross loan balances increased by $138.7 million during the fourth quarter, and increased by $899.5 million during all of fiscal 2023, which included a $447.4 million increase, net of fair value adjustment, attributable to the Citizens merger, during the third quarter of the fiscal year.

●	Deposit balances decreased by $29.7 million during the fourth quarter, and increased by $910.5 million during all of fiscal 2023, which included a $851.1 million increase, net of fair value adjustments, attributable to the Citizens merger during the third quarter of the fiscal year.

●	Uninsured deposits, excluding public unit funds which are collateralized, were estimated at 14% of total deposits as of June 30, 2023.

Dividend Declared:

The Board of Directors, on July 18, 2023, declared a quarterly cash dividend on common stock of $0.21, payable August 31, 2023, to stockholders of record at the close of business on August 15, 2023, marking the 117th consecutive quarterly dividend since the inception of the Company. The Board of Directors and management believe the payment of a quarterly cash dividend enhances stockholder value and demonstrates our commitment to and confidence in our future prospects.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Tuesday, July 25, 2023, at 9:30 a.m., central time. The call will be available live to interested parties by calling 1-833-470-1428 in the United States, or 1-929-526-1599 from all other locations. Participants should use participant access code 351276. Telephone playback will be available beginning one hour following the conclusion of the call through July 30, 2023. The playback may be accessed in the United States by dialing 1-866-813-9403, or 1-929-458-6194 from all other locations, and using the conference passcode 595460.

Balance Sheet Summary:

The Company experienced significant balance sheet growth in fiscal 2023, with total assets of $4.4 billion at June 30, 2023, reflecting an increase of $1.1 billion, or 35.6%, as compared to June 30, 2022. Growth primarily reflected an increase in net loans receivable, available-for-sale securities, intangible assets, and other assets. A significant portion of this growth was a result of the Citizens merger.

Cash equivalents and time deposits were a combined $55.2 million at June 30, 2023, a decrease of $36.4 million, or 39.7%, as compared to June 30, 2022. AFS securities were $417.6 million at June 30, 2023, up $182.2 million, or 77.4%, as compared to June 30, 2022, primarily a result of the Citizens merger.

Loans, net of the ACL, were $3.6 billion at June 30, 2023, an increase of $884.9 million, or 32.9%, as compared to June 30, 2022. Gross loans increased by $899.5 million, while the ACL attributable to outstanding loan balances increased $14.6 million, or 44.1%, as compared to June 30, 2022. An increase of $447.4 million in loan balances, net of fair value adjustments, was attributable to the Citizens merger. The Company also noted legacy growth in residential and commercial real estate loans, drawn construction loan balances, commercial loans, and a modest contribution from consumer loans. Residential real estate loan balances increased primarily due to growth in multi-family loans. Commercial real estate balances increased primarily from an increase in loans secured by nonresidential structures, along with growth in loans secured by farmland, and in unimproved land loans. Construction loan balances increased primarily due to increases in drawn balances of nonowner-occupied nonresidential and multi-family real estate loans. The increase in commercial loans was attributable to commercial and industrial loans and agricultural loan balances.

The Company’s concentration in non-owner occupied commercial real estate is estimated at 327% at June 30, 2023, as compared to 306% one year ago, representing 41% of total loans at June 30, 2023. Multi-family residential real estate, hospitality (hotels/restaurants), retail stand-alone, and strip centers are the most common collateral types within the non-owner occupied commercial real estate portfolio. The multi-family residential real estate portfolio commonly includes loans collateralized by properties currently in the low-income housing tax credit (LIHTC) program or having exited the program. The hospitality and retail stand-alone segments include primarily franchised businesses, and the strip centers can be defined as non-mall shopping centers with a variety of tenants. Non-owner occupied office property types included 34 loans totaling $30.5 million, or 0.9% of total loans at June 30, 2023, none of which are adversely classified, and are generally comprised of smaller spaces with diverse tenants. The Company continues to monitor this concentration and the individual segments closely.

Loans anticipated to fund in the next 90 days totaled $134.8 million at June 30, 2023, as compared to $164.4 million at March 31, 2023, and $121.6 million at June 30, 2022.

Nonperforming loans were $7.7 million, or 0.21% of gross loans, at June 30, 2023, as compared to $4.1 million, or 0.15% of gross loans at June 30, 2022. Nonperforming assets were $11.3 million, or 0.26% of total assets, at June 30, 2023, as compared to $6.3 million, or 0.20% of total assets, at June 30, 2022. The net change in nonperforming assets was attributable to increases of $2.0 million in nonperforming loans and $2.1 million in other real estate owned obtained via the Citizens merger, a net decrease of $580,000 in legacy other real estate owned, and an increase of $1.5 million in legacy nonperforming loans.

Our ACL at June 30, 2023, totaled $47.8 million, representing 1.32% of gross loans and 625% of nonperforming loans, as compared to an ACL of $33.2 million, representing 1.22% of gross loans and 806% of nonperforming loans at June 30, 2022. The ACL required for purchased credit deteriorated (“PCD”) loans acquired in the Citizens merger was $1.1 million, and was funded through purchase accounting adjustments, while the ACL required for non-PCD loans acquired in the Citizens merger was $5.2 million, and was funded through a charge to PCL recognized in the third quarter of fiscal 2023. The Company has estimated its expected credit losses as of June 30, 2023, under ASC 326-20, and management believes the ACL as of that date is adequate based on that estimate. There remains, however, significant uncertainty as the Federal Reserve tightens monetary policy to address inflation risks. Management continues to closely monitor, in particular, borrowers in the hotel industry that were slow to recover from the COVID-19 pandemic.

Total liabilities were $3.9 billion at June 30, 2023, an increase of $1.0 billion, or 35.3%, as compared to June 30, 2022.

Deposits were $3.7 billion at June 30, 2023, an increase of $910.5 million, or 32.3%, as compared to June 30, 2022. An increase of $851.1 million in deposit balances, net of fair value adjustments, was attributable to the Citizens merger. Inclusive of the merger, the deposit portfolio saw fiscal year-to-date increases in certificates of deposit, interest-bearing transaction accounts, money market deposit accounts, and noninterest bearing transaction accounts, primarily as a result of the Citizens merger. Public unit balances totaled $578.5 million at June 30, 2023, an increase of $105.3 million compared to June 30, 2022, and a decrease of $58.1 million as compared to March 31, 2023. Brokered deposits totaled $159.6 million at June 30, 2023, an increase of $136.7 million compared to June 30, 2022, and an increase of $61.7 million as compared to March 31, 2023. The loan-to-deposit ratio for the fourth quarter of fiscal 2023 was 95.8%, as compared to 94.3% for the same period of the prior fiscal year.

Summary Deposit Data as of:	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	June 30,
(dollars in thousands)	2023	2023	2022	2022	2022

Non-interest bearing deposits	$597,600	$618,598	$447,621	$417,233	$426,930
NOW accounts	1,328,423	1,430,019	1,171,388	1,176,629	1,171,620
MMDAs - non-brokered	439,652	448,616	351,491	330,079	291,598
Brokered MMDAs	13,076	6	9,115	6,002	12,014
Savings accounts	282,753	304,663	247,679	263,767	274,283
Total nonmaturity deposits	2,661,504	2,801,902	2,227,294	2,193,710	2,176,445

Certificates of deposit - non-brokered	917,489	855,436	678,371	646,463	627,790
Brokered certificates of deposit	146,547	97,855	100,110	10,840	10,840
Total certificates of deposit	1,064,036	953,291	778,481	657,303	638,630

Total deposits	$3,725,540	$3,755,193	$3,005,775	$2,851,013	$2,815,075

Public unit nonmaturity accounts	$523,164	$584,400	$474,646	$479,778	$439,394
Public unit certficates of deposit	55,344	52,212	49,391	41,117	33,858
Total public unit deposits	$578,508	$636,612	$524,037	$520,895	$473,252

FHLB advances were $133.5 million at June 30, 2023, an increase of $95.6 million, or 251.8%, as compared to June 30, 2022, and an increase of $88.5 million from March 31, 2023, the linked quarter, as loan growth combined with deposit outflows required additional funding. The increase in FHLB advances for the full fiscal year was inclusive of $33.5 million in overnight borrowings, as compared to no overnight borrowings at June 30, 2022, and was coupled with $62.1 million in term advances.

The Company’s stockholders’ equity was $446.1 million at June 30, 2023, an increase of $125.3 million, or 39.1%, as compared to June 30, 2022. The increase was attributable primarily to $98.3 million in equity issued to Citizens shareholders in connection with the merger, as well as earnings retained after cash dividends paid, partially offset by a modest increase in accumulated other comprehensive losses (“AOCL”) as the market value of the Company’s investments declined due to increases in market interest rates. The AOCL increased from $17.5 million at June 30, 2022, to $21.9 million at June 30, 2023. The Company does not hold any securities classified as held-to-maturity.

Quarterly Income Statement Summary:

The Company’s net interest income for the three-month period ended June 30, 2023, was $36.2 million, an increase of $8.5 million, or 30.5%, as compared to the same period of the prior fiscal year. The increase was attributable to a 32.8% increase in the average balance of interest-earning assets in the current three-month period, as compared to the same period a year ago, partially offset by a six basis point decrease in net interest margin from 3.66% to 3.60%. As PPP loan forgiveness declined, the Company’s accretion of interest income from deferred origination fees on these loans was immaterial in the current quarter, and had no impact on net interest margin, which was consistent with the linked quarter ended March 31, 2023, and as compared to $72,000 in the same quarter a year ago, which added one basis point to net interest margin in that period.

Loan discount accretion and deposit premium amortization related to the Company’s August 2014 acquisition of Peoples Bank of the Ozarks, the June 2017 acquisition of Capaha Bank, the February 2018 acquisition of Southern Missouri Bank of Marshfield, the November 2018 acquisition of First Commercial Bank, the May 2020 acquisition of Central Federal Savings & Loan Association, the February 2022 merger of Fortune, and the January 2023 acquisition of Citizens Bank & Trust resulted in $1.6 million in net interest income for the three-month period ended June 30, 2023, as compared to $606,000 in net interest income for the same period a year ago. Combined, this component of net interest income contributed 16 basis points to net interest margin in the three-month period ended June 30, 2023, as compared to an eight basis point contribution for the same period of the prior fiscal year, and as compared to a 14 basis points contribution in the linked quarter, ended March 31, 2023, when net interest margin was 3.48%.

The Company recorded a PCL of $795,000 in the three-month period ended June 30, 2023, as compared to a PCL of $240,000 in the same period of the prior fiscal year. The current period PCL was the result of a $2.3 million provision attributable to the ACL for loan balances outstanding, partially offset by a recovery of $1.5 million in provision attributable to the allowance for off-balance sheet credit exposures. The Company’s assessment of the economic outlook at June 30, 2023, was little changed as compared to the assessment as of March 31, 2023. Qualitative adjustments in the Company’s ACL model were also little changed. The Company modestly decreased adjustments related to classified hotel loans that have been slow to recover from the COVID-19 pandemic and modestly increased the ACL due to a small number of individually identified loans. As a percentage of average loans outstanding, the Company recorded net charge offs of 0.02% (annualized) during the current period, up slightly from the same period of the prior fiscal year.

The Company’s noninterest income for the three-month period ended June 30, 2023, was $9.0 million, an increase of $2.5 million, or 37.7%, as compared to the same period of the prior fiscal year. In the current period, increases in deposit account service charges, bank card interchange income, loan servicing fees, and other income were partially offset by decreases in gains realized on the sale of residential real estate loans originated for that purpose, and gains realized on the sale of the guaranty portion of government-guaranteed loans. Additionally, the Company recognized benefits on its exit from a renewable energy tax credit and other benefits on renewable and historic tax credit investments totaling $709,000, as compared to $371,000 in similar benefits a year ago, and recognized a benefit of $348,000 due to the increased fair value of mortgage servicing rights held, as compared to a similar benefit of $176,000 in the same period a year ago. Annual incentives and reimbursements from the Company’s payment network processor improved the amount of interchange income recognized in the fourth quarter of fiscal 2023 and fiscal 2022. Origination of residential real estate loans for sale on the secondary market was down 52% as compared to the year ago period, as both refinancing and purchase activity declined due to the increase in market interest rates, resulting in a decrease to both gains on sale of these loans and recognition of new mortgage servicing rights.

Noninterest expense for the three-month period ended June 30, 2023, was $24.9 million, an increase of $7.5 million, or 43.5%, as compared to the same period of the prior fiscal year. In the current quarter, this increase in noninterest expense was attributable primarily to increases in compensation and benefits, data processing fees, occupancy expenses, and other noninterest expenses. Direct charges totaling $829,000 related to merger and acquisition activity were reflected primarily in data processing fees (including contract termination and data conversion fees), compensation and benefits, and other miscellaneous merger operating expenses. In the year ago period, similar charges totaled $117,000. The increase in compensation and benefits as compared to the prior year period was primarily due to increased headcount resulting from the Citizen merger, and a trend increase in legacy employee headcount, as well as annual merit increases which, for most team members, took effect in January 2023. Occupancy expenses increased primarily due to facilities added through the Citizens merger, and other equipment purchases. Other noninterest expenses increased due to miscellaneous merger-related expenses, expenses related to loan originations, and deposit operations. The Company recognized a recovery on foreclosed property expenses and losses, as compared to a charge in the year-ago period.

The efficiency ratio for the three-month period ended June 30, 2023, was 55.1%, as compared to 50.6% in the same period of the prior fiscal year, with the change attributable primarily to the current period’s increase in noninterest expense, partially offset by increases in net interest income and noninterest income.

The income tax provision for the three-month period ended June 30, 2023, was $3.9 million, an increase of 9.4%, as compared to the same period of the prior fiscal year, primarily due to an increase of net income before income taxes.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: the remaining effects of the COVID-19 pandemic on general changes in economic conditions, either nationally or in the Company’s market and lending areas; expected cost savings, synergies and other benefits from our merger and acquisition activities might not be realized to the extent anticipated, within the anticipated time frames, or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention and labor shortages, might be greater than expected; the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and the possibility of a recession whether caused by Federal Reserve actions or otherwise; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; monetary and fiscal policies of the FRB and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; fluctuations in real estate values and both residential and commercial real estate markets, as well as agricultural business conditions; demand for loans and deposits; legislative or regulatory changes that adversely affect our business; the transition from LIBOR to new interest rate benchmarks; natural disasters, war, terrorist activities or civil unrest and their effects on economic and business environments in which the Company operates; changes in accounting principles, policies, or guidelines; results of regulatory examinations, including the possibility that a regulator may, among other things, require an increase in our reserve for loan losses or write-down of assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. The Company wishes to advise readers that the factors listed above and other risks described in the Company’s most recent Annual Report on Form 10-K, including, without limitation, those described under “Item 1A. Risk Factors,” and Quarterly Reports on Form 10-Q and other documents filed or furnished from time to time by the Company with the SEC (and are available on our website at www.bankwithsouthern.com and on the SEC’s website at www.sec.gov) could affect the Company’s financial performance and cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	June 30,
(dollars in thousands, except per share data)	2023	2023	2022	2022	2022

Cash equivalents and time deposits	$55,220	$115,791	$55,143	$49,736	$91,560
Available for sale (AFS) securities	417,554	429,798	231,389	235,116	235,394
FHLB/FRB membership stock	20,601	16,346	12,821	19,290	11,683
Loans receivable, gross	3,618,898	3,480,204	2,995,019	2,976,609	2,719,391
Allowance for credit losses	47,820	45,685	37,483	37,418	33,193
Loans receivable, net	3,571,078	3,434,519	2,957,536	2,939,191	2,686,198
Bank-owned life insurance	71,684	71,202	49,074	49,024	48,705
Intangible assets	81,245	81,801	34,632	35,075	35,463
Premises and equipment	92,397	92,343	67,453	70,550	71,347
Other assets	50,432	50,866	42,542	46,861	34,432
Total assets	$4,360,211	$4,292,666	$3,450,590	$3,444,843	$3,214,782

Interest-bearing deposits	$3,127,940	$3,136,595	$2,558,154	$2,433,780	$2,388,145
Noninterest-bearing deposits	597,600	618,598	447,621	417,233	426,930
FHLB advances	133,514	45,002	61,489	224,973	37,957
Other liabilities	31,994	32,732	23,267	19,389	17,923
Subordinated debt	23,105	23,092	23,080	23,068	23,055
Total liabilities	3,914,153	3,856,019	3,113,611	3,118,443	2,894,010

Total stockholders’ equity	446,058	436,647	336,979	326,400	320,772

Total liabilities and stockholders’ equity	$4,360,211	$4,292,666	$3,450,590	$3,444,843	$3,214,782

Equity to assets ratio	10.23%	10.17%	9.77%	9.48%	9.98%

Common shares outstanding	11,330,462	11,330,712	9,229,151	9,229,151	9,227,111
Less: Restricted common shares not vested	50,510	50,760	41,270	41,270	39,230
Common shares for book value determination	11,279,952	11,279,952	9,187,881	9,187,881	9,187,881

Book value per common share	$39.54	$38.71	$36.68	$35.53	$34.91
Closing market price	38.45	37.41	45.83	51.03	45.26

Nonperforming asset data as of:	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	June 30,
(dollars in thousands)	2023	2023	2022	2022	2022

Nonaccrual loans	$7,543	$7,397	$4,459	$3,598	$4,118
Accruing loans 90 days or more past due	109	—	331	301	—
Total nonperforming loans	7,652	7,397	4,790	3,899	4,118
Other real estate owned (OREO)	3,606	5,258	1,830	1,830	2,180
Personal property repossessed	32	25	25	—	11
Total nonperforming assets	$11,290	$12,680	$6,645	$5,729	$6,309

Total nonperforming assets to total assets	0.26%	0.30%	0.19%	0.17%	0.20%
Total nonperforming loans to gross loans	0.21%	0.21%	0.16%	0.13%	0.15%
Allowance for loan losses to nonperforming loans	624.93%	617.62%	782.53%	959.68%	806.05%
Allowance for loan losses to gross loans	1.32%	1.31%	1.25%	1.26%	1.22%

Performing troubled debt restructurings (1)	$29,765	$30,359	$30,250	$30,220	$30,606

(1)   Nonperforming troubled debt restructurings are included with nonaccrual loans or accruing loans 90 days or more past due.

	For the three-month period ended
Quarterly Summary Income Statement Data:	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	June 30,
(dollars in thousands, except per share data)	2023	2023	2022	2022	2022

Interest income:
Cash equivalents	$229	$1,443	$67	$162	$198
AFS securities and membership stock	5,118	3,728	1,791	1,655	1,494
Loans receivable	48,936	43,115	36,993	33,180	29,880
Total interest income	54,283	48,286	38,851	34,997	31,572
Interest expense:
Deposits	16,331	13,705	8,594	5,761	3,395
Securities sold under agreements to repurchase	—	213	—	—	—
FHLB advances	1,327	206	1,657	438	180
Subordinated debt	407	395	349	290	239
Total interest expense	18,065	14,519	10,600	6,489	3,814
Net interest income	36,218	33,767	28,251	28,508	27,758
Provision for credit losses	795	10,072	1,138	5,056	240
Noninterest income:
Deposit account charges and related fees	2,094	2,089	1,713	1,777	1,706
Bank card interchange income	1,789	1,374	1,079	1,018	1,272
Loan late charges	131	161	119	122	139
Loan servicing fees	649	265	257	312	442
Other loan fees	1,184	465	612	882	813
Net realized gains on sale of loans	325	132	127	292	664
Earnings on bank owned life insurance	511	368	319	318	314
Other noninterest income	2,268	1,430	1,230	793	1,149
Total noninterest income	8,951	6,284	5,456	5,514	6,499
Noninterest expense:
Compensation and benefits	13,162	14,188	9,793	9,752	9,867
Occupancy and equipment, net	3,306	3,024	2,442	2,447	2,538
Data processing expense	2,376	2,505	1,430	1,445	1,495
Telecommunications expense	552	449	347	331	327
Deposit insurance premiums	760	231	263	215	207
Legal and professional fees	463	2,324	852	411	431
Advertising	698	409	216	449	579
Postage and office supplies	418	331	235	213	240
Intangible amortization	1,018	812	402	402	402
Foreclosed property expenses (gains)	(185)	280	35	(41)	74
Other noninterest expense	2,307	2,439	1,623	1,296	1,171
Total noninterest expense	24,875	26,992	17,638	16,920	17,331
Net income before income taxes	19,499	2,987	14,931	12,046	16,686
Income taxes	3,939	578	3,267	2,443	3,602
Net income	15,560	2,409	11,664	9,603	13,084
Less: Distributed and undistributed earnings allocated
to participating securities	67	18	52	43	55
Net income available to common shareholders	$15,493	$2,391	$11,612	$9,560	$13,029

Basic earnings per common share	$1.37	$0.22	$1.26	$1.04	$1.41
Diluted earnings per common share	1.37	0.22	1.26	1.04	1.41
Dividends per common share	0.21	0.21	0.21	0.21	0.20
Average common shares outstanding:
Basic	11,281,000	10,844,000	9,188,000	9,188,000	9,241,000
Diluted	11,286,000	10,858,000	9,210,000	9,210,000	9,252,000

	For the three-month period ended
Quarterly Average Balance Sheet Data:	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	June 30,
(dollars in thousands)	2023	2023	2022	2022	2022

Interest-bearing cash equivalents	$8,957	$126,977	$5,026	$28,192	$101,938
AFS securities and membership stock	468,879	423,784	275,058	272,391	264,141
Loans receivable, gross	3,546,423	3,334,897	2,993,152	2,824,286	2,663,640
Total interest-earning assets	4,024,259	3,885,658	3,273,236	3,124,869	3,029,719
Other assets	294,886	273,131	179,585	188,584	194,956
Total assets	$4,319,145	$4,158,789	$3,452,821	$3,313,453	$3,224,675

Interest-bearing deposits	$3,094,594	$3,046,163	$2,464,093	$2,433,935	$2,384,767
Securities sold under agreements to repurchase	—	16,592	—	—	—
FHLB advances	125,636	35,645	186,098	83,265	40,804
Subordinated debt	23,790	23,086	23,074	23,061	23,049
Total interest-bearing liabilities	3,244,020	3,121,486	2,673,265	2,540,261	2,448,620
Noninterest-bearing deposits	607,782	608,782	439,114	432,959	439,437
Other noninterest-bearing liabilities	25,765	15,718	11,165	13,283	14,046
Total liabilities	3,877,567	3,745,986	3,123,544	2,986,503	2,902,103

Total stockholders’ equity	441,578	412,803	329,277	326,950	322,572

Total liabilities and stockholders’ equity	$4,319,145	$4,158,789	$3,452,821	$3,313,453	$3,224,675

Return on average assets	1.44%	0.23%	1.35%	1.16%	1.62%
Return on average common stockholders’ equity	14.1%	2.3%	14.2%	11.7%	16.2%

Net interest margin	3.60%	3.48%	3.45%	3.65%	3.66%
Net interest spread	3.17%	3.11%	3.16%	3.46%	3.55%

Efficiency ratio	55.1%	67.4%	52.3%	49.7%	50.6%